Exhibit 99.1

 Mission Resources Announces New Senior Vice President of Operations
                           and Engineering

    HOUSTON--(BUSINESS WIRE)--March 8, 2005--Mission Resources Corporation (Nasdaq:MSSN) announced today that William R. Picquet has joined the Company as Senior Vice President - Operations & Engineering. He will be responsible for managing all operations of the Company and for the evaluation, development and implementation of the Company's drilling program.
    "Bill brings over 30 years of oil and gas experience to Mission. His significant experience in the Onshore Gulf Coast area and in the Gulf of Mexico combined with his proven track record of improving portfolio performance as well as his extensive background in both corporate and asset acquisitions will play an essential role in the growth of the Company," said Robert L. Cavnar, Chairman, President and Chief Executive Officer.
    Most recently, Mr. Picquet was Chief Executive Officer of a private E&P Company (M3 Energy, LLC). Prior to that he was Managing Director - USA for Waterous and Company. He has also previously held the positions of Senior Vice President - North America for Gulf Canada Resources and President of Torch Operating Company. Mr. Picquet received a B.S. in Natural Gas Engineering from Texas A&M University at Kingsville, graduating with highest honors. He is a registered Professional Engineer in Texas and is a member of the Society of Petroleum Engineers and the American Petroleum Institute.
    The Company granted stock options in connection with the commencement of employment of Mr. Picquet. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The terms are as follows: 250,000 non-qualified stock options with an exercise price equal to the fair market value on the grant date; vesting as to 33.3% of the option shares on the grant date; as to 66.6% of the option shares one year following the grant date and as to 100% of the option shares two years following the grant date; any option shares which remain unexercised on the tenth anniversary of the grant date shall expire.
    About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.
    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Mission Resources Corporation, Houston
             Ann Kaesermann, 713-495-3100
             investors@mrcorp.com